                                                                    EXHIBIT 99.1

                             KELLER & COMPANY, INC.
                        FINANCIAL INSTITUTION CONSULTANTS
                              555 METRO PLACE NORTH
                                    SUITE 524
                               DUBLIN, OHIO 43017
                        (614) 766-1426 (614) 766-1459 FAX
                                  keller@ee.net

August 10, 2004


Board of Directors
Naugatuck Valley Savings & Loan
333 Church Street
Naugatuck, Connecticut 06770

To the Board:

We hereby submit an independent appraisal update ("Update") of the pro forma market value of the to-be-issued stock of Naugatuck Valley Financial Corporation (the "Corporation"), which is the mid-tier holding company of Naugatuck Valley Savings & Loan ("Naugatuck Valley" or the "Bank"), in response to a request from the Office of Thrift Supervision ("OTS"). The Corporation is a subsidiary of Naugatuck Valley Mutual Holding Company. Such stock is to be issued in connection with a minority stock offering by the Corporation, with Naugatuck Valley Mutual Holding Company to own 55 percent of the Corporation. This Update of the Corporation's pro forma market value as of August 5, 2004, was prepared after a review of our original appraisal report as of May 21, 2004, ("Original Appraisal") and is being submitted to the OTS as an update of the Original Appraisal.

This Update is based on conversations with the management of Naugatuck Valley and the law firm of Muldoon Murphy Faucette & Aguggia LLP, Washington, D.C. As in the preparation of the Original Appraisal, we believe the data and information used herein are accurate and reliable, but we cannot guarantee the accuracy of such data.

In preparing this Update, we have given consideration to current market conditions, the recent performance and future performance of Naugatuck Valley and the recent performance of publicly-traded thrift institutions, including those institutions in Naugatuck Valley's comparable group, and recently converted thrift institutions. The comparable group was screened to eliminate any institutions involved in merger/acquisition activities, but none of the comparable group institutions was eliminated due to such involvement. Further investigation into merger/acquisition activity involving publicly-traded thrift institutions in Naugatuck Valley's city, county and market area revealed no institutions involved in such activity, as indicated in Exhibit 1.

We have recognized a reinvestment rate of 1.25 percent before taxes in this Update, the same rate indicated in the Original Appraisal, based on current short term interest rates.

We have updated the three valuation methods used in the Original Appraisal based on Naugatuck Valley's June 30, 2004, financials and using the stock prices of publicly-traded thrift institutions as of August 5, 2004. Exhibits 2 and 3 provide stock prices, key valuation ratios and other pertinent

Board of Directors
Naugatuck Valley Savings and Loan
August 10, 2004
Page 2

data for all publicly-traded, FDIC-insured thrift institutions excluding mutual holding companies. Exhibits 4 and 5 provide stock prices, key valuation ratios and other pertinent data for all publicly-traded, FDIC-insured mutual holding companies. Exhibit 6 identifies the Bank's comparable group and provides comparative operating and financial data on Naugatuck Valley and the comparable group institutions.

Exhibit 7 provides a summary of publicly-traded thrift conversions since January 1, 2003, and the relative movement of their share prices. For the nineteen conversions completed from January 1, 2003, to August 5, 2004, including nine mutual holding companies, the average percentage price change one day after IPO in 2003 was a positive 46.82 percent with a median of 58.50 percent, from a low of 15.10 percent to a high of 69.90 percent. The average percentage price change one day after IPO to date in 2004 has been a much lower 22.36 percent with a median of 22.50 percent, from a low of (0.50) percent to a high of 51.70 percent. The average percentage price changes one week after IPO for those nineteen conversions were a similar 47.17 percent and 23.64 percent in 2003 and 2004 to date, respectively. It should be noted that of the eleven conversions completed since January 1, 2004, two were trading at prices lower than their IPO prices one month after IPO and two additional 2004 conversions were trading below their first day prices one month after IPO.

As presented in Exhibit 8, since May 21, 2004, there have been varying movements in the price to earnings multiple, the price to core earnings multiple, the price to book value ratio and the price to assets ratio of Naugatuck Valley's comparable group, all publicly-traded, FDIC-insured thrifts in the United States ("all thrifts") and all FDIC-insured thrifts traded on NASDAQ. The average price to net earnings multiple for the comparable group increased by 6.97 percent, while the average price to core earnings multiple for the comparable group increased by 5.34 percent from 17.78 times earnings to 18.73 times earnings during that period. The average market price to book value ratio for all thrifts increased by 0.66 percent from 146.90 percent at May 21, 2004, to 147.87 percent at August 5, 2004, and increased 3.26 percent from 120.40 percent to 124.33 percent for the comparable group. The average price to assets ratio decreased from 14.70 percent to 14.32 percent for all thrifts and decreased from 13.65 percent to 13.38 percent for the comparable group for the same time period.
Exhibit 8 also presents the values, numerical changes and percentage changes of the SNL Thrift Index, the Dow Jones Industrial Average (DJIA) and the Standard and Poors 500 (S & P 500) as of May 21, 2004, and August 5, 2004. As indicated, from May 21, 2004, to August 5, 2004, the SNL Thrift Index decreased 3.31 percent, while the DJIA decreased 0.87 percent and the S & P decreased 1.18 percent. The trend in the market price of thrift stocks since the Original Appraisal indicates a 3.04 percent decrease in the average price per share for all publicly-traded thrifts and an increase of 2.67 percent for the comparable group.

Exhibit 9 presents detailed market, pricing and financial ratios for Naugatuck Valley, all thrifts, the two publicly-traded Connecticut thrifts and the comparable group as of August 5, 2004.

Exhibit 10 provides Naugatuck Valley's June 30, 2004, assets and equity, which are different from those used in the Original Appraisal. The Bank had assets of $253,653,000 and equity of

Board of Directors
Naugatuck Valley Savings and Loan
August 10, 2004
Page 3


$21,577,000 at June 30, 2004, and net and core income after taxes of $1,663,000 and $1,621,000, respectively, for the twelve months ended June 30, 2004. This Update recognizes and incorporates such current assets, equity and earnings.

The trend in the market price of thrift stocks since the Original Appraisal indicates a $0.59 or 2.67 percent increase in the average price per share of the ten comparable group institutions. Of those ten institutions, six experienced decreases in their price per share and four experienced increases, dominated by a 19.0 percent increase for one institution. As previously detailed, the pricing ratios also demonstrated varying movement since May 21, 2004. From May 21, 2004, to August 5, 2004, the comparable group's average price to core earnings multiple increased by 5.34 percent, and its average price to book value ratio increased by 3.26 percent.

This Update is based on a review of each of the adjustments made in the Original Appraisal relative to the comparable group and of the pro forma closing pricing ratios of converting thrift institutions and trends in market pricing and pricing ratios. This Update incorporates four adjustments as shown below with no adjustments made for the remaining items of Market Area, Financial Condition, Liquidity of the Stock, Management and Marketing of the Issue.

                                    Original Appraisal          Update
                                    ------------------          ---------
Earnings Performance                    Downward                Upward (1)
Asset, Loan and Deposit Growth          Downward                None
Dividend Payments                       Downward                None
Subscription Interest                   Upward                  None

(1) The adjustment is focused on the Bank's planned use of proceeds in large measure for its branch expansion and the potential of this expansion to increase earnings in the future.

In our opinion, a 15.0 percent upward adjustment to the pro forma midpoint value of the Corporation is warranted at this time, based on all the foregoing factors, current market conditions and Naugatuck's planned expansion and effective use of proceeds.

Board of Directors
Naugatuck Valley Savings and Loan
August 10, 2004
Page 4


This updated valuation of the Corporation is based on the following valuation ratios as of August 5, 2004:

        Price to earnings multiple:
                 Midpoint                                             31.11x
                 Super maximum                                        39.90x

        Price to core earnings multiple:
                 Midpoint                                             31.89x
                 Super maximum                                        40.80x

        Price to book value ratio:
                 Midpoint                                             77.59%
                 Super maximum                                        83.30%

        Price to assets ratio:
                 Midpoint                                             18.83%
                 Super maximum                                        23.44%

As indicated above, at the midpoint, the price to book value ratio increased from 74.91 percent at May 21, 2004, to 77.59 percent as of August 5, 2004; the price to net earnings multiple increased from 27.22 to 31.11; the price to core earnings multiple increased from 28.17 to 31.89; and the price to assets ratio increased from 17.43 percent to 18.83 percent as of August 5, 2004. At the super maximum, the price to book value ratio increased from 81.08 percent at May 21, 2004, to 83.30 percent as of August 5, 2004; the price to net earnings multiple increased from 35.55 to 39.90; the price to core earnings multiple increased from 36.69 to 40.80; and the price to assets ratio increased from 21.93 percent to 23.44 percent as of August 5, 2004.

Exhibit 15 details the fully converted pricing ratio premium or discount applied to the comparable group to determine the value of the Corporation. The midpoint discount from the comparable group average price to book value ratio was 37.59 percent at August 5, 2004, lower than the discount of 37.78 percent at May 21, 2004. The price core earnings multiple premium at the midpoint increased from
58.43 percent to 70.25 percent during that time period. The midpoint premium of
27.74 percent in the price to assets ratio at May 21, 2004, increased to a premium of 40.71 percent. At August 5, 2004, the super maximum price to book value ratio discount was 33.00 percent, the price to core earnings multiple premium was 117.83 percent and the price to assets ratio premium was 75.23 percent.

As indicated in the Prospectus, at or for the three months ended March 31, 2004, based on the minority shares to be sold in the offering, representing 45 percent of the total number of shares to be issued, and the actual net proceeds of the offering, the price to book value ratio will range from

Board of Directors
Naugatuck Valley Savings and Loan
August 10, 2004
Page 5


116.41 percent at the minimum to 146.63 percent at the super maximum; and the price to core earnings multiple will range from 27.78 times earnings at the minimum to 41.67 times earnings at the super maximum.

The valuation range in the Original Appraisal indicated a fully converted midpoint value of $50,000,000, with a minimum of $42,500,000, a maximum of $57,500,000, and a super maximum of $66,125,000. In our opinion, based on Naugatuck Valley's June 30, 2004, financials, the pricing ratios and price fluctuation of the Bank's comparable group, current pricing ratios and trends in the market since the Original Appraisal and the revised adjustments relative to the comparable group indicated previously, the fully converted midpoint value of the Corporation as of August 5, 2004, is $57,500,000, with a minimum of $48,875,000, a maximum of $66,125,000, and a super maximum of $76,043,750, representing 4,887,500 shares, 5,750,000 shares, 6,612,500 shares and 7,604,375 shares at $10.00 per share at the minimum, midpoint, maximum and super-maximum, respectively.

The fully converted pro forma market value or appraised value of the Corporation is $57,500,000 at the midpoint as of August 5, 2004.

Sincerely,

KELLER & COMPANY, INC.

[IN ACCORDANCE WITH RULE 202 OF REGULATION S-T, THE EXHIBITS TO THIS CONVERSION VALUATION APPRAISAL REPORT UPDATE ARE BEING FILED IN PAPER PURSUANT TO A CONTINUING HARDSHIP EXEMPTION.]